Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of Golden Star Acquisition Corporation, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing.

The undersigned acknowledge that each shall be responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page follows]

SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 20, 2024.

G-STAR MANAGEMENT CORPORATION

By:	/s/ Guojian Chen
Name:	Guojian Chen
Title:	Director

/s/ Linjun Guo
LINJUN GUO

/s/ Guojian Chen
GUOJIAN CHEN

/s/ Junxian Du
JUNXIAN DU

[Signature Page to 13D Joint Filing Agreement]